                                                                    EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                       CYPRESS SEMICONDUCTOR CORPORATION,

                           CY ACQUISITION CORPORATION

                                      AND

                                 IC WORKS, INC.

                          DATED AS OF JANUARY 21, 1999
                         AS AMENDED ON FEBRUARY 9, 1999

                               INDEX OF EXHIBITS

  EXHIBIT                            DESCRIPTION
  -------                            -----------
Exhibit A    Form of Voting Agreement
Exhibit B    Merger Agreement
             List on Individuals Signing Non-Competition and Employment
Exhibit C    Agreements
Exhibit D    Disclosure Schedule
Exhibit E-1  Form of Legal Opinion of Counsel to the Company
Exhibit E-2  Form of Legal Opinion of Counsel to Parent and Sub
Exhibit F    Form of Noncompetition Agreement
Exhibit G    Form of Company Affiliate Agreement
Exhibit H    Form of Parent Affiliate Agreement
Exhibit I    Form of Escrow Agreement
Exhibit J    Form of Tax Representation Letter
Exhibit K    Parent Disclosure Schedule
Exhibit L    Form of Employment Agreement

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                     ------
ARTICLE I..........................................................     2
  1.1  The Merger..................................................     2
  1.2  Effective Time..............................................     2
  1.3  Effect of the Merger........................................     2
  1.4  articles of incorporation; Bylaws...........................     2
  1.5  Directors and Officers......................................     2
  1.6  Effect of Merger on the stock of the Constituent
       Corporations................................................     3
  1.7  Dissenting Shares...........................................     8
  1.8  Surrender of Certificates...................................     9
  1.9  No Further Ownership Rights in Company stock................    10
 1.10  Lost, Stolen or Destroyed Certificates......................    10
 1.11  Taking of Necessary Action; Further Action..................    10
 1.12  Tax and Accounting Consequences.............................    11

ARTICLE II.........................................................    11
  2.1  Organization of the Company.................................    11
  2.2  Subsidiaries................................................    11
  2.3  Company Capital Structure...................................    11
  2.4  Authority...................................................    12
  2.5  No Conflict.................................................    13
  2.6  Consents....................................................    13
  2.7  Company Financial Statements................................    13
  2.8  No Undisclosed Liabilities..................................    13
  2.9  No Changes..................................................    14
 2.10  Tax Matters.................................................    15
 2.11  Restrictions on Business Activities.........................    17
 2.12  Title of Properties; Absence of Liens and Encumbrances;
       Condition of Equipment......................................    17
 2.13  Intellectual Property.......................................    17
 2.14  Agreements, Contracts and Commitments.......................    21
 2.15  Interested Party Transactions...............................    22
 2.16  Governmental Authorization..................................    22
 2.17  Litigation..................................................    22
 2.18  Accounts Receivable; Inventory; Backlog.....................    22
 2.19  Minute Books................................................    23
 2.20  Environmental Matters.......................................    23
 2.21  Brokers' and Finders' Fees; Third Party Expenses............    24
 2.22  Employee Benefit Plans and Compensation.....................    24
 2.23  Insurance...................................................    27
 2.24  Compliance with Laws........................................    27
 2.25  Warranties; Indemnities.....................................    27
 2.26  Materials and Parts.........................................    27
 2.27  Representations Complete....................................    27
 2.28  Information Supplied........................................    28

                                                                      PAGE
                                                                     ------
ARTICLE III........................................................    28
  3.1  Organization, Standing and Power............................    28
  3.2  Authority...................................................    28
  3.3  No Conflict.................................................    29
  3.4  Capital Structure...........................................    29
  3.5  SEC Documents; Parent Financial Statements..................    30
  3.6  No Material Adverse Change..................................    30
  3.7  Brokers' and Finders' Fees..................................    30
  3.8  NYSE Listing................................................    30
  3.9  Litigation..................................................    30
  3.10  Information Supplied........................................   31

ARTICLE IV.........................................................    31
  4.1  Conduct of Business of the Company..........................    31
  4.2  No Solicitation.............................................    34
  4.3  Conduct of Business of the Company..........................    34

ARTICLE V..........................................................    36
  5.1  Registration Statement......................................    36
  5.2  Access to Information.......................................    36
  5.3  Confidentiality.............................................    37
  5.4  Expenses....................................................    37
  5.5  Public Disclosure...........................................    37
  5.6  Consents....................................................    37
  5.7  FIRPTA Compliance...........................................    37
  5.8  Reasonable Efforts..........................................    37
  5.9  Notification of Certain Matters.............................    38
 5.10  Additional Documents and Further Assurances.................    38
 5.11  Employee Plans; Employees...................................    38
 5.12  Employee Compensation.......................................    38
 5.13  Affiliate Agreements........................................    38
 5.14  No Actions Inconsistent With Tax-Free Reorganization........    39
 5.15  NYSE Listing................................................    39
 5.16  Regulatory Filings..........................................    39
 5.17  Form S-8....................................................    39
 5.18  Company's Auditors..........................................    39
 5.19  Shareholder Approval........................................    39
 5.20  Pooling Accounting..........................................    39
 5.21  Indemnification.............................................    40
 5.22  Termination of Contracts....................................    40
 5.23  CEO and CFO Responsibility..................................    40
 5.24  Employment Policy...........................................    40
 5.25  Shareholder and Optionholder List...........................    41

ARTICLE VI.........................................................    41
  6.1  Conditions to Obligations of Each Party to Effect the
       Merger......................................................    41
  6.2  Conditions to Obligations of Company........................    42
  6.3  Conditions to the Obligations of Parent and Sub.............    43
  6.4  Closing Deliverables........................................    44

                                                                      PAGE
                                                                     ------
ARTICLE VII........................................................    46
  7.1  Survival of Representations and Warranties..................    46
  7.2  Indemnification.............................................    46
  7.3  Escrow Arrangements.........................................    46

ARTICLE VIII.......................................................    53
  8.1  Termination.................................................    53
  8.2  Effect of Termination.......................................    53
  8.3  Loan........................................................    54
  8.4  Amendment...................................................    54
  8.5  Extension; Waiver...........................................    54

ARTICLE IX.........................................................    55
  9.1  Notices.....................................................    55
  9.2  Interpretation..............................................    55
  9.3  Counterparts................................................    55
  9.4  Entire Agreement; Assignment................................    56
  9.5  Severability................................................    56
  9.6  Other Remedies..............................................    56
  9.7  Governing Law...............................................    56
  9.8  Rules of Construction.......................................    56

                      AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of January 21, 1999 and amended on February 9, 1999, among Cypress Semiconductor Corporation, a Delaware corporation ("Parent"), CY Acquisition Corporation, a California corporation and wholly-owned subsidiary of Parent ("Sub"), and IC Works, Inc., a California corporation (the "Company").

                                    RECITALS

A. The Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of the Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, all of the issued and outstanding securities of the Company shall be converted into the right to receive Parent Common Stock (as defined herein), as set forth herein. Parent will assume all outstanding stock options and warrants of the Company.

C. Ten percent (10%) of the shares of Parent Common Stock issued by Parent in exchange for shares of Company Capital Stock in connection with the Merger shall be placed in escrow by Parent, the release of which shall be contingent upon certain events and conditions.

D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

F. Concurrent with the execution of this Agreement, as a material inducement to Parent and Sub, all affiliates of Parent are entering into Parent Affiliate Agreements in the form of Exhibit H hereto with Parent (the "Parent Affiliate Agreements"); all affiliates of the Company are entering into Affiliate Agreements in the Form of Exhibit G hereto with Parent (the "Company Affiliate Agreements"); certain shareholders of the Company are entering into Voting Agreements in the form of Exhibit A hereto with Parent (the "Voting Agreements"); and the individuals listed on Exhibit C hereto are entering into agreements not to compete with Parent (the "Noncompetition Agreements") in the form of Exhibit F hereto and employment agreements (the "Employment Agreements") in the form of Exhibit L hereto.

G. Concurrent with the execution of this Agreement, Parent and the Company shall execute and deliver an Escrow Agreement in the form of Exhibit I hereto (the "Escrow Agreement") and Parent shall deposit cash in an amount equal to the principal amount of the Loan (as defined in the Escrow Agreement) pursuant to the terms of the Escrow Agreement.

H. Concurrent with the execution of this Agreement, Ilbok Lee, an individual (the "CEO") and Dan Feier, an individual (the "CFO") are executing and delivering to

Parent a certificate stating that each of them, in his capacity as an officer of the Company, has read this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California Corporations Code ("California Law"), the Sub shall be merged with and into the Company, the separate corporate existence of the Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

1.2  Effective Time. Unless this Agreement is earlier terminated pursuant to
Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (or like instrument) in the form to be delivered within fourteen (14) days of the date of this Agreement to counsel to the Company with the Secretary of State of the State of California (the "Merger Agreement"), in accordance with the applicable provisions of California Law (the time of acceptance by the Secretary of State of the State of California of such filing being referred to herein as the "Effective Time").

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  Articles of Incorporation; Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Section I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Raiders, Inc."

(b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.5 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of California Law and the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are duly qualified and elected. The officers of the Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

1.6  Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Certain Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

          "Broker's Fee" shall mean the aggregate amount payable by the Company to Alliant Partners in connection with the Merger.

          "Company Series A Preferred" shall mean shares of Series A Preferred Stock of the Company.

          "Company Series B Preferred" shall mean shares of Series B Preferred Stock of the Company.

          "Company Series C Preferred" shall mean shares of Series C Preferred Stock of the Company.

          "Company Series D Preferred" shall mean shares of Series D Preferred Stock of the Company.

          "Company Capital Stock" shall mean shares of Company Common Stock, Company Preferred Stock and shares of any other capital stock of the Company.

          "Company Common Stock" shall mean shares of Common Stock of the Company.

          "Company Options" shall mean all issued and outstanding options and rights to purchase Company Capital Stock other than Company Warrants.

          "Company Preferred Stock" shall mean shares of Preferred Stock of the Company.

          "Company Warrants" shall mean all issued and outstanding warrants to purchase Company Capital Stock.

          "Determination Amount" shall mean $10,889,310.00.

          "Option Exchange Ratio" shall mean the sum of (x) the Per Share Common Preferential Consideration plus (y) the Per Share Participating Consideration.

          "Parent Common Stock" shall mean shares of the Common Stock of Parent.

          "Participating Consideration" shall mean the difference of (x) the Share Consideration minus (y) the Preferential Consideration (as defined in
     Section 1.6(b)(i)).

          "Share Consideration" shall equal (i) 13,700,000 shares of Parent Common Stock, less (ii) the quotient obtained by dividing (x) the aggregate exercise price of all Company Warrants outstanding as of the date of this Agreement and any

     Company Warrants issued after the date of this Agreement and before the Effective Time that are exercised prior to the Effective Time by using a reduction in the number of shares issued upon exercise thereof in lieu of payment of a cash exercise price by (y) the Trading Price (as defined below).

          "Shareholder" shall mean each holder of any Company Capital Stock immediately prior to the Effective Time.

          "Trading Price" shall be equal to the average of the closing sales prices of the Parent Common Stock as reported on the New York Stock Exchange ("NYSE") for the thirty (30) days ending three (3) days prior to the Closing Date.

          "Warrant Exchange Ratio" shall mean the sum of (x) the Per Share Series D Preferential Consideration, Per Share Series C Preferential Consideration, Per Share Series B Preferential Consideration, Per Share Series A Preferential Consideration and Per Share Common Preferential Consideration (each as defined in Section 1.6(b)(i)), as applicable to the securities into which the Company Warrant is exercisable plus (y) the Per Share Participating Consideration (as defined in Section 1.6(b)(ii). For example, the Warrant Exchange Ratio for a Company Warrant exercisable into Company Series A Preferred shall be the sum of the Per Share Series A Preferential Consideration plus the Per Share Participating Consideration, and the Warrant Exchange Ratio for a Company Warrant exercisable into Company Common Stock shall be the sum of the Per Share Common Preferential Consideration plus the Per Share Participating Consideration.

(b) Effect on Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any other holder of any shares of the Company, each share of the Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 1.7) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Capital Stock in the manner provided in
Section 1.8(c), as follows:

          (i) Preferential Consideration. Prior and in preference to any distribution of the Participating Consideration to holders of Company Capital Stock, the holders of Company Series A Preferred, Company Series B Preferred, Company Series C Preferred, Company Series D Preferred and Company Common Stock shall be entitled to receive the following:

             (A) Prior and in preference to any distribution pursuant to paragraphs (B), (C), (D) or (E) below, each share of Company Series D Preferred issued and outstanding immediately prior to the Effective Time shall be entitled to receive that number of shares of Parent Common Stock equal to the quotient of (x) $3.00 divided by (y) the Trading Price (the "Per Share Series D Preferential Consideration"). The Per Share Series D Preferential Consideration multiplied by the sum of the number of shares of Company Series D Preferred issued and outstanding immediately prior to the Effective Time and the number of shares of Company Series D Preferred issuable upon exercise of Company Warrants outstanding immediately prior to the Effective Time is herein referred to as the "Series D Preferential Consideration." If the Share Consideration is insufficient to permit the full payment of the Series D Preferential Consideration, then each share of Company Series D Preferred shall be entitled to receive its pro rata share of the Share Consideration.

             (B) Prior and in preference to any distribution pursuant to paragraphs (C), (D) or (E) below, in the event that the number of shares of Parent Common Stock equal to the Share Consideration minus the Series D Preferential Consideration is greater than zero, each share of Company Series C Preferred issued and outstanding immediately prior to the Effective Time shall be entitled to receive that number of shares of Parent Common Stock equal to the quotient of (x) $3.00 divided by (y) the Trading Price (the "Per Share Series C Preferential Consideration"). The Per Share Series C Preferential Consideration multiplied by the sum of the number of shares of Company Series C Preferred issued and outstanding immediately prior to the Effective Time and the number of shares of Company Series C Preferred issuable upon exercise of Company Warrants outstanding immediately prior to the Effective Time is herein referred to as the "Series C Preferential Consideration." If the difference of the Share Consideration minus the Series D Preferential Consideration is less than the Series C Preferential Consideration, then each share of Company Series C Preferred shall be entitled to receive its pro rata share of such remaining Share Consideration.

             (C) Prior and in preference to any distribution pursuant to paragraphs (D) or (E) below, in the event that the number of shares of Parent Common Stock equal to the Share Consideration minus the Series D Preferential Consideration and Series C Preferential Consideration is greater than zero, each share of Company Series B Preferred issued and outstanding immediately prior to the Effective Time shall be entitled to receive that number of shares of Parent Common Stock equal to the quotient of (x) $3.00 divided by (y) the Trading Price (the "Per Share Series B Preferential Consideration"). The Per Share Series B Preferential Consideration multiplied by the sum of the number of shares of Company Series B Preferred issued and outstanding immediately prior to the Effective Time and the number of shares of Company Series B Preferred issuable upon exercise of Company Warrants outstanding as of the Effective Time is herein referred to as the "Series B Preferential Consideration." If the difference of the Share Consideration minus the Series D Preferential Consideration and Series C Preferential Consideration is less than the Series B Preferential Consideration, then each share of Company Series B Preferred shall be entitled to receive its pro rata share of such remaining Share Consideration.

             (D) Prior and in preference to any distribution pursuant to paragraphs (E) below, in the event that the number of shares of Parent Common Stock equal to the Share Consideration minus the Series D Preferential Consideration, Series C Preferential Consideration and Series B Preferential Consideration is greater than zero, each share of Company Series A Preferred issued and outstanding immediately prior to the Effective Time shall be entitled to receive that number of shares of Parent Common Stock equal to the quotient of (x) $0.80 divided by (y) the Trading Price (the "Per Share Series A Preferential Consideration"). The Per Share Series A Preferential Consideration multiplied by the sum of the number of shares of Company Series A Preferred issued and outstanding immediately prior to the Effective Time and the number of shares of Company Series A Preferred issuable upon exercise of Company Warrants outstanding immediately prior to the Effective Time is herein referred to as the "Series A Preferential Consideration." If the difference of the Share Consideration minus the Series D Preferential Consideration, Series C Preferential Consideration and Series B Preferential Consideration is less than the Series A Preferential Consideration, then each share of Company Series A Preferred shall be entitled to receive its pro rata share of such remaining Share Consideration.

             (E) In the event that the number of shares of Parent Common Stock equal to the Share Consideration minus the Series D Preferential Consideration, Series C Preferential Consideration, Series B Preferential Consideration and Series A Preferential Consideration is greater than zero, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive that number of shares of Parent Common Stock equal to the quotient of (x) $1.60 divided by (y) the Trading Price (the "Per Share Common Preferential Consideration"). The Per Share Common Preferential Consideration multiplied by the sum of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and the number of shares of Company Common Stock issuable upon exercise of Company Options and Company Warrants outstanding as of immediately prior to the Effective Time is herein referred to as the "Common Preferential Consideration." If the Share Consideration minus the Series D Preferential Consideration, Series C Preferential Consideration, Series B Preferential Consideration and Series A Preferential Consideration is less than the Common Preferential Consideration, then each share of Company Common Stock shall be entitled to receive its pro rata share of such remaining Share Consideration. Collectively, the Series D Preferential Consideration, Series C Preferential Consideration, Series B Preferential Consideration, Series A Preferential Consideration and Common Preferential Consideration are herein referred to as "Preferential Consideration."

          (ii) Participating Consideration. After full payment of the Preferential Consideration pursuant to Section 1.6(b)(i), the Participating Consideration shall be distributed as follows:

             (A) Each holder of shares of Company Capital Stock, issued and outstanding immediately prior to the Effective Time, shall be entitled to receive the number of shares of Parent Common Stock equal to (x) the Participating Consideration multiplied by (y) a fraction, the numerator of which shall be the number of shares of Company Capital Stock (treating all shares of Company Preferred Stock on an as-converted into Company Common Stock basis in accordance with the terms of the Company's Amended and Restated Articles of Incorporation in effect immediately prior to the Effective Time) held by such holder immediately prior to the Effective Time, and the denominator of which shall be the total issued and outstanding shares of Company Capital Stock (treating all shares of Company Preferred Stock on an as-converted into Company Common Stock basis in accordance with the terms of the Company's Amended and Restated Articles of Incorporation in effect immediately prior to the Effective Time) plus the total of all shares of Company Capital Stock issuable upon exercise of Company Options and Company Warrants (treating all shares of Company Preferred Stock on an as-converted into Company Common Stock basis in accordance with the terms of the Company's Amended and

        Restated Articles of Incorporation in effect immediately prior to the Effective Time), rounded to the nearest thousandth of a point (the "Per Share Participating Consideration").

(c) Company Stock Options and Warrants to Purchase Company Capital Stock.

          (i) At the Effective Time, each outstanding Company Option to purchase shares of Company Capital Stock, whether or not exercisable, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions governing such Company Option immediately prior to the Effective Time (including, without limitation, any vesting schedule or repurchase rights), except that (A) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Parent will issue to each holder of an outstanding Company Option a notice describing the foregoing assumption of such Company Option by Parent.

          (ii) At the Effective Time, each outstanding Company Warrant to purchase shares of Company Capital Stock will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions governing such Company Warrant immediately prior to the Effective Time, except that (A) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant (assuming the conversion of any shares of Company Preferred Stock issuable upon exercise thereof into shares of Company Common Stock in accordance with the Company's Amended and Restated Articles of Incorporation in effect immediately prior to the Effective Time) immediately prior to the Effective Time multiplied by the applicable Warrant Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the applicable Warrant Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Parent will issue to each holder of an outstanding Company Warrant a notice describing the foregoing assumption of such Company Warrant by Parent.

(d) Capital Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Trading Price.

(f) Adjustments to Parent Common Stock. The number of shares of Parent Common Stock issuable hereunder shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or the other like change with respect to Parent Common Stock or Company Capital Stock after the date hereof.

(g) Maximum Shares of Parent Common Stock. Notwithstanding anything contained in this Agreement to the contrary, nothing in Article I shall be deemed to require Parent to issue at any time, now or in the future, more than the Share Consideration (except as adjusted pursuant to Section 1.6(f)) in connection with the Merger, including without limitation, upon conversion of all shares issuable upon exercise of all outstanding Company Capital Stock, Company Options and Company Warrants (whether or not currently exercisable) into shares of Parent Common Stock.

1.7  Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected appraisal rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration for Company Capital Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California Law.

(b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of California Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, or as required under California Law, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover under the terms of Article VII hereof the aggregate amount by which such payment or payments exceed the aggregate consideration that otherwise would have been payable in respect of such shares.

1.8  Surrender of Certificates.

(a) Exchange Agent. The corporate secretary of Parent or an institution selected by Parent and reasonably satisfactory to the Company shall serve as exchange agent (the "Exchange Agent") in the Merger.

(b) Parent to Provide Shares. Promptly after the Effective Time, and in any event within twenty (20) business days thereafter, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, Certificates representing the shares of Parent Common Stock issuable pursuant to
Section 1.6(b) and any dividends or distributions to which Shareholder may be entitled pursuant to Section 1.8(d) in exchange for all of the outstanding shares of Company Capital Stock; provided, however, that on behalf of the Shareholders, pursuant to Section 7.3 hereof, Parent shall deposit into an escrow account the Escrow Amount (as defined herein) on behalf of each Shareholder. The portion of the Escrow Amount contributed on behalf of each Shareholder shall be in proportion to the aggregate number of shares of Parent Common Stock which such Shareholder would otherwise be entitled to receive in the Merger by virtue of ownership of outstanding shares of Company Capital Stock.

(c) Exchange Procedures. Promptly after the Effective Time, and in any event within twenty (20) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6(b), cash in lieu of any fractional shares pursuant to
Section 1.6(e) and any dividends or other distributions payable pursuant to
Section 1.8(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock pursuant to
Section 1.6(b), cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions payable pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock pursuant to Section 1.6(b), payment in lieu of fractional shares which such holders have the right to receive pursuant to
Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.8(d).

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

(e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 No Further Ownership Rights in Company Capital Stock. All consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof, shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and other amounts, if any, as may be required pursuant to Section 1.6(e) and Section 1.8(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and Sub, the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.12 Tax and Accounting Consequences. The parties intend that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and be accounted for as a pooling of interests.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent and attached hereto as Exhibit D (the "Disclosure Schedule"), that on the date hereof and as of the Effective Time as though made at the Effective Time:

2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a Material Adverse Effect. For all purposes of this Agreement, the term "Material Adverse Effect" means any change, event, effect or condition that is materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of the Company. The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company have not been conducted under any other name.

2.2 Subsidiaries. The Company does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

2.3  Company Capital Structure.

(a) As of the date hereof, the authorized capital stock of the Company consisted of 57,000,000 shares of authorized Company Common Stock of which 2,172,338 shares were issued and outstanding, and 24,665,000 shares of Preferred Stock, of which 11,875,000 shares were designated Series A Preferred Stock of which 11,312,500 were issued and outstanding, 5,540,000 shares were designated Series B Preferred Stock, 4,423,000 of which were issued and outstanding, 3,500,000 shares were designated Series C Preferred Stock, 3,500,000 of which were issued and outstanding, and 3,750,000 shares were designated Series D Preferred Stock, 3,516,426 of which were issued and outstanding. As of the date hereof, the Company Capital Stock other than Company Common Stock was held in the amounts set forth in Section 2.3(a) of the Disclosure Schedule (with the names and domicile addresses of such persons to be provided no later than three (3) business days after the date of this Agreement). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of the Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

(b) Except for the Company's 1992 Stock Option Plan (the "Stock Option Plan"), the Company's 1995 Employee Stock Purchase Plan (the "Purchase Plan") and the Company's Directors' Stock Plan (the "Directors' Plan"), the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. The Company has reserved 3,550,000 shares of Company Common Stock for issuance to employees and consultants pursuant to the Stock Option Plan, and 2,411,769 shares are subject to outstanding unexercised options granted pursuant to the Stock Option Plan as of the date hereof. The Company has reserved 150,000 shares of Company Common Stock for issuance to directors pursuant to the Directors' Plan, and 150,000 shares are subject to outstanding unexercised options granted pursuant to the Directors' Plan as of the date hereof. No shares are subject to outstanding grants pursuant to the Purchase Plan as of the date hereof. Section 2.3(b) of the Disclosure Schedule sets forth for each outstanding Company Option as of December 31, 1998, an identification number of the holder as noted on the Company's records and the number of shares of Company Common Stock subject to such Company Option. Section 2.3(b) of the Disclosure Schedule also sets forth the name of the holder of any Company Capital Stock other than Company Common Stock subject to vesting, the number of shares of Company Capital Stock other than Company Common Stock subject to vesting and the vesting schedule for such Company Capital Stock other than Company Common Stock, including the extent vested to date. There are Company Warrants outstanding for the purchase of 901,525 shares of Company Common Stock and 562,500 shares of Company Series A Preferred. There are no other options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.

2.4 Authority. Subject only to the requisite approval of this Agreement and the Merger by the Shareholders, the Company has all requisite power and authority to enter into this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the Merger by the Shareholders. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and the Escrow Agreement to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

2.5 No Conflict. Subject only to the approval of this Agreement and the Merger by the Shareholders, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation and Bylaws of the Company, (ii) any agreement, contract, covenant, instrument, lease, concession, franchise, license or commitment to which the Company is a party or by which it is bound or to which or any of its properties or assets is subject (collectively a "Contract") or (iii) any judgment, permit, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets; except in the case of clauses (ii) and (iii) for such Conflicts that do not have or would not reasonably be likely to have a Material Adverse Effect.

2.6 Consents. Section 2.6 of the Disclosure Schedule accurately lists (i) each consent, waiver, approval or authorization of any third party, including a party to any Contract (so as not to trigger any Conflict), and (ii) each registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") which is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Merger Agreement with the Secretary of State of the State of California, and (iii) such consents, waivers, approvals and authorizations that the lack of receipt thereof do not have or would not reasonably be likely to have a Material Adverse Effect.

2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company's audited consolidated balance sheet as of March 31, 1998 and the related audited consolidated statements of income and cash flow for the twelve-month periods ended March 31, 1998 and March 31, 1997 (the "Year-End Financials") and the Company's unaudited balance sheet as of December 26, 1998 (the "Most Recent Balance Sheet"), and the related unaudited statements of income and cash flow for the nine months then ended (the "Interim Financials"). The Year-End Financials and the Interim Financials are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other, except that the unaudited financials do not contain any footnotes. The Year-End Financials and Interim Financials present fairly the consolidated financial condition and consolidated operating results of the Company and any consolidated subsidiaries as of the dates and during the periods indicated therein, subject in the case of the Interim Financials, to normal year-end adjustments, which are not reasonably expected to be material in amount or significance.

2.8 No Undisclosed Liabilities. The Company has no liability (which is material), indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not of a nature required to be reflected on the face of a balance sheet in accordance with GAAP), except for (i) those liabilities which are reflected on the Most Recent Balance Sheet and (ii) those liabilities which were incurred after the date of the Most Recent Balance Sheet in the ordinary course of the Company's business consistent with past practice.

2.9 No Changes. Since December 26, 1998 and until the date of this Agreement, without the prior written consent of Parent, there has not been, occurred or arisen any:

          (a) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

          (b) capital expenditure or commitment by the Company, exceeding $50,000 individually or $100,000 in the aggregate;

          (c) destruction of, damage to or loss of any material assets, business or, to the Company's knowledge, customer of the Company (whether or not covered by insurance); provided, however, that any loss of customer after the date of this Agreement shall be disregarded;

          (d) significant labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

          (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

          (f) revaluation by the Company of any of its assets;

          (g) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of its capital stock, other than repurchases from employees or consultants in connection with termination pursuant to existing contractual arrangements and at a per share price not in excess of the effective per share price of Company Common Stock in the Merger (as calculated as of the date of such repurchase);

          (h) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company of a bonus or other additional salary or compensation to any such person except as otherwise expressly contemplated by this Agreement;

          (i) any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets is bound or any termination, extension, amendment or modification the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets is bound;

          (j) sale, lease, license or other disposition of any of the assets or properties of the Company or any creation of any security interest in such assets or properties, except for the sale of the Company's existing products in the ordinary course of business;

          (k) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practice;

          (l) waiver or release of any material right or claim of the Company including any write-off or other compromise of any account receivable of the Company, except in the ordinary course of business consistent with past practice;

          (m) the commencement or notice or, to the Company's knowledge, threat or reasonable basis therefor of any lawsuit or, to the Company's knowledge, proceeding or investigation against the Company or its affairs;

          (n) notice of any claim or potential claim of ownership by any person other than the Company of the Company Intellectual Property (as defined in Section 2.13) or of infringement by the Company of any other person's Intellectual Property (as defined in Section 2.13);

          (o) issuance or sale, or contract to issue or sell, by the Company of any shares of its capital stock or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing, other than to employees and consultants in the ordinary course of business with standard four-year vesting schedules, in the case of employees, and consistent with past practice, in the case of consultants;

          (p) (i) sale or entering into any license agreement with respect to the Company's Intellectual Property with any third party or (ii) purchase or entering into any license agreement with respect to the intellectual property of any third party, except as permitted pursuant to Section 4.1;

          (q) any event or condition of any character that has had a Material Adverse Effect on the Company; or

          (r) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

2.10  Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes," means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

          (i) As of the Effective Time, the Company will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes of the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

          (ii) (A) As of the Effective Time, the Company will have paid all Taxes it is required to pay and will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and (B) the Company has accrued on the Most Recent Balance Sheet all Taxes attributable to the periods covered by the Most Recent Balance Sheet and will not have incurred any liability for Taxes for the period prior to the Effective Time other than in the ordinary course of business.

          (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect.

          (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

          (v) The Company has no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise.

          (vi) The Company has made available to Parent or its legal counsel, copies of all foreign, federal and state income and all state sales and use Returns for the Company filed for all periods since its inception.

          (vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

          (viii) The Company's assets are treated as "tax-exempt use property," within the meaning of Section 168(h) of the Code.

          (ix) The Company has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

          (x) The Company is not a party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement, other than this Agreement.

          (xi) The Company is not and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company, individually or collectively, that could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

2.11 Restrictions on Business Activities. Except for sales force agreements with exclusive territories terminable upon notice of one (1) year or less by the Company without any penalty or payment of any kind and other ordinary course agreements of a similar nature consistent with past practice, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. The Company has not entered into any agreements not to compete or any agreements limiting the freedom of the Company to engage in any line of business. Without limiting the foregoing, the Company has not entered into any agreement under which it is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Company does not own any real property, nor has it ever owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company , the name of the lessor, the date of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default).

(b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Most Recent Balance Sheet and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

(c) Within seven (7) days of the date of this Agreement, the Company shall provide Parent with a list all items of equipment (the "Equipment") with an individual value in excess of $50,000 owned or leased by the Company and such Equipment is (i) reasonably adequate for the conduct of business of the Company as currently conducted and (ii) in reasonably good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.13  Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following definitions:

          "Intellectual Property" shall mean any or all industrial and intellectual property rights, including, but not limited to all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, proprietary processes or formulae, franchises, licenses, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all computer software including all source code, object code, algorithms, display screens, layouts, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (ix) any similar, corresponding or equivalent rights to any of the foregoing; (x) any and all other industrial or intellectual property; and (xi) all documentation related to any of the foregoing.

          "Company Intellectual Property" shall mean any Intellectual Property that is owned by or exclusively licensed to the Company.

          "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

(b) Section 2.13(b) of the Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property") and the Company will update such schedule within one (1) business day of the date of this Agreement to list any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

(c) Each item of Company Intellectual Property necessary to produce the Company's current products and products under development is free and clear of any Liens. The Company (i) is the exclusive owner of all trademarks and trade names presently being used or presently proposed to be used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company and
(ii) owns exclusively, and has good title to, all copyrighted works that are developed by the Company for its current products or products under development.

(d) To the extent that any Intellectual Property necessary for the Company's current products and products under development has been developed or created by any person other than the Company for which the Company has, directly or indirectly, paid, the

Company has a written agreement with such person with respect thereto, and the Company thereby has obtained ownership of all such Intellectual Property by operation of law or by valid assignment or has obtained a license for such Intellectual Property.

(e) The Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property that is Company Intellectual Property necessary to the Company's current products or products under development to any other person.

(f) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in Section 2.13(f) of the Disclosure Schedule include all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property. No person who has licensed Intellectual Property necessary for the Company's current products or products under development to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property which has been licensed to the Company.

(g) Section 2.13(g) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company.

(h) The operation of the business of the Company as it currently is conducted or currently is planned to be conducted by the Company, including but not limited to the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy and publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company aware of any basis therefor).

(i) Each item of Company Registered Intellectual Property relating to the Company's current products or products under development is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property. For each product or technology of the Company that constitutes or includes a copyrightable work, the Company has registered the copyright in the latest version of such work with the U.S. Copyright Office. In each case in which the Company has acquired ownership of any Intellectual Property rights relating to the Company's current products or products under development from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(j) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

(k) To the knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.

(l) The Company has a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and all current employees, consultants and contractors of the Company have executed such an agreement.

(m) There is no pending or, to the best knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company Intellectual Property, nor to the best knowledge of the Company is there any basis for such a claim, nor has the Company received any notice asserting that any Company Intellectual Property or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party.

(n) No Company Intellectual Property or product, technology or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

(o) To the Company's knowledge, no (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material or false advertising.

(p) All of the Company's products (including products currently under development) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on relating to such dates (collectively, "Year 2000 Compliant"). All of the Company's products will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. All of the Company's internal computer and technology products and systems are Year 2000 Compliant.

2.14  Agreements, Contracts and Commitments.

(a) The Company is not a party to nor is either bound by:

          (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, other than consulting agreements in the ordinary course of business containing appropriate confidentiality, proprietary information and invention assignment provisions,

          (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

          (iii) any fidelity or surety bond or completion bond,

          (iv) any lease of personal property having a book value individually in excess of $50,000 or $100,000 in the aggregate,

          (v) any agreement, contract or commitment relating to capital expenditures and involving future payments by the Company in excess of $50,000 individually or $100,000 in the aggregate,

          (vi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

          (vii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit,

          (viii) any purchase order or contract for the purchase of materials involving in excess of $50,000 individually or $100,000 in the aggregate to be incurred by the Company following the date of this Agreement,

          (ix) any construction contracts,

          (x) any distribution, joint marketing or development agreement,

          (xi) any other agreement, contract or commitment that involves $100,000 or more or is not terminable upon notice of 90 or fewer days by the Company without penalty or payment of any kind, or

          (xii) any agreement to be responsible for or to indemnify any other person against any claim, liability, cost or expense concerning any environmental matter, contamination of any property or any other claim arising from the condition of any real property or the improvements thereon.

(b) The Company is in compliance with and has not materially breached, violated or defaulted under, or received notice it has breached, violated or defaulted under any of the terms or conditions of any Contract. The Company is not aware of any event that would constitute a material breach, violation or default with the lapse of time, giving of notice or both of a material Contract. Each Contract is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto.

2.15 Interested Party Transactions. No officer, director or, to the Company's knowledge, five percent (5%) or greater shareholder (nor any ancestor, sibling, descendant or spouse of any of such officer, director, or to the Company's knowledge, Shareholder, or any trust, partnership or corporation in which any of such officer, director, or to the Company's knowledge, Shareholder has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services or (iii) a beneficial interest in any Contract; provided, that ownership of (x) no more than one percent (1%) of the outstanding voting stock of a publicly traded entity or (y) in the case of shareholders, no more than five percent (5%) of any other entity shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

2.16 Governmental Authorization. The Company possesses all material consents, licenses, permits, grants or other authorizations issued to the Company by a Governmental Entity which is required for the operation of its business or the holding of any interest in any of their properties (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

2.17 Litigation. There is no action, suit or proceeding of any nature pending, or, to the Company's knowledge, threatened, against the Company, its properties or any of its officers or directors (in their capacities as such), nor, to the knowledge of the Company, is there any reasonable basis therefor. To the Company's knowledge, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors (in their capacities as such) by or before any Governmental Entity, nor, to the knowledge of the Company, is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently conducted.

2.18  Accounts Receivable; Inventory; Backlog.

(a) The Company has made available to Parent an accounts receivable report of the Company ("Accounts Receivable") as of November 30, 1998, indicating (x) the aggregate dollar amount of Account Receivables due to the Company in each the following time periods: (1) within 0 - 30 days, (2) within 31 - 60 days, (3) within 61 - 90 days, (4) within 91 - 120 days and (5) after 120 days, and (y) for any Account Receivable that is 90 or more days in arrears, the dollar amount by individual account and the reason such account is in excess of 90 days in arrears. The name of any individual Account Receivable does not need to be included in such list.

(b) Except as set forth on Section 2.18(b) of the Disclosure Schedule, all Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible except to the extent of reserves therefor set forth in the Most Recent Balance Sheet. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

(c) Schedule 2.18(c) sets forth an inventory report as of November 30, 1998 in the form typically prepared for the CEO and the CFO on a monthly basis. All of the inventories of the Company reflected on the Most Recent Balance Sheet and the Company's books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Company's regular inventory practices and are set forth on the Company's books and records in accordance with the practices and principles of the Company consistent with the method of treating said items in prior periods. None of the inventory of the Company reflected on the Most Recent Balance Sheet or on the Company's books and records as of the date hereof (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of the Company reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts. The presentation of inventory on the Year-End Financials and Most Recent Balance Sheet conform to GAAP and such inventory is stated at the lower of cost (determined using the first-in, first-out method) or net realizable value.

(d) Schedule 2.18(d) sets forth the Company's total backlog as of the date hereof listed by the quarter in which such backlog is scheduled to be shipped by the Company, and the amounts listed therein represent orders received in the ordinary course of business and are recorded as backlog consistent with the Company's methods for recording unfulfilled orders.

2.19 Minute Books. The minutes of the Company made available to counsel for Parent are the only minutes of the Company and contain a reasonably complete summary of all meetings of the Board of Directors (or committees thereof) of the Company and its shareholders or actions by written consent since the time of incorporation of the Company.

2.20  Environmental Matters.

(a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present as a result of the actions of the Company or, to the Company's knowledge, as a result of any actions of any other person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has either of them disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. The Company currently hold all material environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

2.21  Brokers' and Finders' Fees; Third Party Expenses. Except as set forth in
Section 2.21 of the Disclosure Schedule and for the Broker's Fee, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section
2.21 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.

2.22  Employee Benefit Plans and Compensation.

(a) For purposes of this Section 2.22, the following terms shall have the meanings set forth below:

          (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or
     (o) of the Code and the regulations thereunder.

          (ii) "Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, deferred compensation, pensions, profit sharing, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, written or otherwise, funded or unfunded and whether or not legally binding, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability, contingent or otherwise; and

          (iii) "Employee" shall mean any current, former, or retired employee, consultant, officer, or director of the Company or any Affiliate.

          (iv) "Employee Agreement" shall refer to each offer letter or employment, severance, consulting or similar agreement or contract between the Company or any Affiliate and any Employee. For purposes of this definition, "offer letter" shall mean an offer letter containing severance or bonus payment obligations or provisions affecting stock options or restricted stock that are not reflected in such employee's stock option agreement, restricted stock purchase agreement or in the related stock option plan.

(b) Schedule. The Company has provided an accurate and complete list of each Employee Plan and each Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such Employee Plan or Employee Agreement. The Company has no plan or commitment, whether legally binding or not, to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

(c) Documents. The Company has provided to Parent, (i) correct and complete copies of all documents embodying each Employee Plan and each Employee Agreement including all amendments thereto and copies of all forms of agreement and enrollment used therewith; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Employee Plan or related trust; (iv) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Plan; (v) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Employee Plan; (vi) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (vii) all material agreements and contracts relating to each Employee Plan, including but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; and (viii) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company.

(d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under each Employee Plan and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of the Company threatened or anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (v) each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to the Company, Parent, Sub or any Affiliate (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

(e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

(g) No Post-Employment Obligations. No Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any current Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has not represented, promised or contracted (whether in oral or written form) to any current Employee (either individually or to Employees as a group) that such current Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

(h) No COBRA Violation. Neither the Company nor any Affiliate has, prior to the Effective Time violated any of the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar provisions of state law applicable to its employees.

(i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(j) Employment Matters. The Company (i) is in compliance in all material respects with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees or other persons who by virtue of their activities performed on behalf of the Company may be deemed employees within the meaning of applicable law; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees or other persons who by virtue of their activities performed on behalf of the Company may be deemed employees within the meaning of applicable law (other than routine payments to be made in the normal course of business and consistent with past practice).

(k) Labor. No work stoppage or labor strike against the Company is pending, or to the knowledge of the Company, threatened. The Company is not involved in or threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to the Company, Parent or Sub. The Company has not engaged in any unfair labor practices which could, individually or in the aggregate, directly or indirectly result in a liability to the Company. The Company is not presently, nor has either in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

(l) No Interference or Conflict. To the knowledge of the Company, no Shareholder, officer, employee or consultant of the Company is obligated under any contract or agreement subject to any judgment, decree or order of any court or administrative agency, that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or proposed to be conducted, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officer's, directors, employees or consultants is now bound.

2.23 Insurance. The Company has provided Parent with a list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

2.24 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any material foreign, federal, state or local statute, law or regulation that has had or is reasonably likely to have a Material Adverse Effect.

2.25 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.13(g) of the Disclosure Schedule, the Company has not given any warranties or indemnities relating to products or technology sold or licensed or services rendered by the Company, other than standard warranties and indemnities in the ordinary course of business.

2.26 Materials and Parts. To the Company's knowledge, there is no actual or threatened shortage of materials or parts from any source that has had or is reasonably likely to have a Material Adverse Effect.

2.27 Representations Complete. None of the representations or warranties made by the Company in this Agreement (as modified by the Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement or furnished by the Company in or in connection with documents mailed or delivered to the Shareholders for use in soliciting their consent to this Agreement and the Merger contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.28 Information Supplied. The information supplied by the Company specifically for inclusion in the Registration Statement or Permit Application (each as defined in Section 5.1) shall not at the time such Registration Statement is filed with the SEC or such Permit Application is filed with the Department of Corporations (as defined in Section 5.1), as applicable, at any time such Registration Statement or Permit Application, as applicable, is amended or supplemented, and at the time such Registration Statement becomes effective under the Securities Act of 1933, as amended ("Securities Act") or such Permit Application is approved by the Department of Corporations, as applicable, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company specifically for inclusion in the Proxy statement (as defined in Section 5.1) to be sent to the Shareholders shall not, on the date the Proxy Statement is first mailed to the Shareholders and at the time of the meeting of the Shareholders held to vote on the approval and adoption of this Agreement and the transactions contemplated hereby, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or consents for the approval of this Agreement which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub which is contained in any of the foregoing documents.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company, subject to such exceptions as are specifically disclosed in the Parent Disclosure Schedule (referencing the appropriate section and paragraph numbers) supplied by Parent to the Company and attached hereto as Exhibit K (the "Parent Disclosure Schedule"), as follows:

3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect (as defined below). Parent has made available a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and the Articles of Incorporation and Bylaws of Sub, as amended to date, to counsel for the Company.

3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes the valid and binding obligations of Parent and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under any provision of the Certificate of Incorporation, as amended, and Bylaws of Parent or Sub or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or its properties or assets, except where such Conflict will not have a Parent Material Adverse Effect. For all purposes of this Agreement, the term "Parent Material Adverse Effect" means any change, event, effect or condition that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Parent and its subsidiaries taken as a whole.

3.4  Capital Structure.

(a) The authorized stock of Parent consists of 250,000,000 shares of Common Stock, $.01 par value, of which 85,987,003 shares were issued and outstanding as of the quarter ended September 28, 1998, and 5,000,000 shares of undesignated Preferred Stock, $.01 par value. No shares of Preferred Stock are issued or outstanding as of the quarter ended September 28, 1998. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, $.001 par value, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares of Parent and Sub have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of the date hereof, Parent has also reserved 44,100,000 shares of Common Stock for issuance pursuant to its employee and director stock and option plans, 24,681,318 of which were subject to outstanding options at September 28, 1998. From September 28, 1998 through the date hereof, Parent has not issued any shares of its capital stock except in the ordinary course of business pursuant to its employee and director stock option plans. As of the date hereof, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

(b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable, free of any liens or encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the Articles of Incorporation or Bylaws of Parent or Sub or any agreement to which Parent or Sub is a party or is bound. Subject to the issuance of a permit by the Department of Corporations (as defined in Section 5.1) qualifying Parent's issuance of the shares of Parent Common Stock in the Merger, Parent shall issue the shares of Parent Common Stock in the merger in a transaction exempt from registration pursuant to Section 3(a)(10) of the Securities Act and such shares shall not be legended except for such legends as may be required: (a) under the Company Affiliate Agreement, (b) with respect to California, by the Department of Corporations, or (c) with respect to other states, as required by state securities laws. In the case of any transfer of shares of Parent Common Stock by a Company shareholder, Parent will (i) authorize the transfer and direct its transfer agent to transfer and record the transfer of such shares of parent Common Stock and to deliver unlegended certificates to the transferee and (ii) provide the transfer agent with all reasonable documentation and representations required from the Parent and necessary to effect such transfer, provided, however, in the case of a person who executed a Company Affiliate Agreement and who is a Company affiliate under Rule 145 of the Securities Act, such person has complied with the Company Affiliate Agreement and provided Parent with customary assurances as to its compliance with the volume limitations, brokers' transaction and manner of sale requirements to the extent required by Rule 145.

3.5 SEC Documents; Parent Financial Statements. Parent has made available to the Company a true and complete copy of all of its filings with the SEC since December 29, 1997 until the date of this Agreement (the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and as of their respective filing dates and the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, in each case except to the extent corrected by a subsequently filed SEC Document or a press release made by Parent prior to the date of this Agreement. The SEC documents contain an audited consolidated balance sheet of Parent as of December 29, 1997 and the related audited consolidated statements of income and cash flow for the year then ended and the Parent's unaudited consolidated balance sheet as of September 28, 1998 (the "Parent Balance Sheet") and the related unaudited consolidated statements of income and cash flow for the nine month period then ended (collectively, the "Parent Financials"). The Parent Financials, and notes thereto, are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Parent Financials present fairly the financial condition and operating results and cash flows of the Parent as of the dates and during the periods indicated therein, subject, in the case of unaudited statements, to normal year-end adjustments, which are not reasonably expected to be material in amount or significance. Since December 29, 1997 and until the date of this Agreement, there has been no material change in Parent's accounting policies, except as described in the notes to the Parent Financials.

3.6 No Material Adverse Change. Since the date of the balance sheet included in the Parent's report on Form 10-Q filed November 10, 1998 (as amended by Parent's report on Form 10-Q/A filed December 2, 1998) and until the date of this Agreement, Parent has conducted its business in the ordinary course and there has not occurred: (a) any Parent Material Adverse Effect; (b) any amendments or changes in the Articles of Incorporation or Bylaws of Parent; or (c) any damage to, destruction or loss of any assets of the Parent, (whether or not covered by insurance) that materially and adversely affects the financial condition, business or prospects of Parent and its subsidiaries, taken as a whole.

3.7 Brokers' and Finders' Fees. The Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.8 NYSE Listing. All shares of Parent Common Stock registered under the Securities Act have been duly listed on the NYSE.

3.9 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or as to which Parent has received any notice of assertion against Parent, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.10 Information Supplied. The information supplied by Parent or Sub specifically for inclusion in the Registration Statement or Permit Application (each as defined in Section 5.1) shall not at the time such Registration Statement is filed with the SEC or such Permit Application is filed with the Department of Corporations (as defined in Section 5.1), as applicable, at any time such Registration Statement or Permit Application, as applicable, is amended or supplemented, and at the time such Registration Statement becomes effective under the Securities Act or such Permit Application is approved by the Department of Corporations, as applicable, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parent or Sub specifically for inclusion in the Proxy Statement (as defined in Section 5.1) to be sent to the Shareholders shall not, on the date the Proxy Statement is first mailed to the Shareholders and at the time of the meeting the Shareholders held to vote on the approval and adoption of this Agreement and the transactions contemplated hereby, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or consents for the approval of this Agreement which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (unless they are being contested in good faith), to pay or perform other obligations when due, and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any material event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company. Except as expressly contemplated by this Agreement as set forth in Section 4.1 of the Disclosure Schedule, without the prior written consent of Parent, the Company shall not and shall not agree in writing or otherwise to:

          (a) (i) Sell, transfer or enter into any material license agreement with respect to the Company Intellectual Property with any person or entity or (ii) except for material license agreements that are in the ordinary course of business, buy or enter into any license agreement with respect to the Intellectual Property of any person or entity;

          (b) Except for Contracts that are both (i) terminable upon notice of one (1) year or less by the Company without any penalty or payment and (ii) in the ordinary course of business consistent with past practice, enter into any Contract or amend any provisions of a Contract pursuant to which any other party is granted marketing, distribution or similar rights with respect to any products or technology of the Company;

          (c) Amend or otherwise modify (or agree to do so), except in the ordinary course of business consistent with past practice, or take affirmative actions to violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

          (d) Commence or settle any litigation;

          (e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company (or options, warrants or other rights exercisable therefor), other than repurchases from employees or consultants in connection with termination pursuant to existing contractual arrangements and at a per share price not in excess of the effective per share price of Company Common Stock in the Merger (as calculated as of the date of such repurchase);

          (f) Except for the issuance of shares of Company capital stock upon exercise or conversion of presently outstanding Company options or warrants or the issuance of options at a price no less than ninety percent (90%) of the product of (x) the Option Exchange Ratio calculated as of the date of grant multiplied by (y) the closing sale price of Parent Common Stock as reported on the NYSE on the date of grant and subject to the Company's standard four-year vesting schedule to new employees in the ordinary course of business, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

          (g) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

          (i) Sell, lease, license or otherwise dispose of any of its properties or assets with a book value in excess of $100,000 which are not Intellectual Property, except in the ordinary course of business and consistent with past practices;

          (j) Incur any indebtedness for borrowed money, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, in excess of $250,000 in the aggregate, other than loans in the ordinary course of business consistent with past practice with respect to terminated employees who are not officers of the Company;

          (k) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement, in excess of $100,000 in the aggregate, other than loans in the ordinary course of business consistent with past practice with respect to terminated employees who are not officers of the Company;

          (l) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee, except payments made pursuant to standard written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule or in the ordinary course of business consistent with past practice with respect to terminated employees who are not officers of the Company;

          (m) Adopt any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees, other than (i) in the ordinary course of business consistent with past practice with respect to terminated employees who are not officers of the Company, (ii) actions consistent with the Company's past practice to retain employees who have decided to resign from the Company,
     (iii) salary increases of no more than ten percent (10%) of any employee's then current base salary in the ordinary course of business consistent with past practice and (iv) bonuses less than of $20,000 per individual in the ordinary course of business consistent with past practice;

          (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

          (o) Pay, discharge or satisfy, in an amount in excess of $25,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Most Recent Balance Sheet;

          (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (q) Except where terminable upon notice by the Company of one (1) year or less without any penalty or payment, enter into any agreement or arrangement relating to the design, development or manufacture of integrated circuits or any foundry or assembly, test or manufacturing subcontractor agreement;

          (r) Accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock;

          (s) Hire or terminate employees or encourage employees to resign, other than in the ordinary course of business;

          (t) Take any action that would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests; or

          (u) Incur any capital expenditure or commitment by the Company, exceeding $100,000 individually.

4.2 No Solicitation. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of its officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to, any offer or proposal to acquire all, substantially all or a significant portion of the Company's business, properties or technologies or any portion of the Company's capital stock (whether or not outstanding) whether by merger, purchase of assets, tender offer or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the Company's business, technologies or properties or afford to any person or entity access to its properties, technologies, books or records, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company's capital stock or assets, or (d) enter into any agreement with any person providing for the acquisition of all or any significant portion of the Company (whether by way of merger, purchase of assets, tender offer or otherwise). In addition to the foregoing, if the Company receives, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company to permit any of its officers, directors, agent, representatives or affiliates to) take any action to prepare a registration statement, prepare a "roadshow" presentation to potential investors or otherwise pursue an initial public offering of Company Capital Stock. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

4.3  Conduct of Business of the Company. Except as expressly set forth in
Section 4.3 of the Disclosure Schedule, without the prior written consent of Parent, the CEO or the CFO shall not directly or on behalf of the Company, nor shall the CEO, the CFO or the Board of Directors of the Company authorize any person to, on behalf of the Company:

          (a) (i) Sell, transfer or enter into any material license agreement with respect to the Company Intellectual Property with any person or entity or (ii) except for material license agreements that are in the ordinary course of business, buy or enter into any material license agreement with respect to the Intellectual Property of any person or entity;

          (b) Except for Contracts that are both (i) terminable upon notice of one (1) year or less by the Company without any penalty or payment and (ii) in the ordinary course of business consistent with past practice, enter into any material Contract or amend any material provisions of a Contract pursuant to which any other party is granted marketing, distribution or similar rights with respect to any products or technology of the Company;

          (c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company (or options, warrants or other rights exercisable therefor), other than repurchases from employees or consultants in connection with termination pursuant to existing contractual arrangements and at a per share price not in excess of the effective per share price of Company Common Stock in the Merger (as calculated as of the date of such repurchase);

          (d) Except for the issuance of shares of Company capital stock upon exercise or conversion of presently outstanding Company options or warrants or the issuance of options at a price no less than ninety percent (90%) of the product of (x) the Option Exchange Ratio calculated as of the date of grant multiplied by (y) the closing sale price of Parent Common Stock as reported on the NYSE on the date of grant and subject to the Company's standard four-year vesting schedule to new employees in the ordinary course of business, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

          (e) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

          (f) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business;

          (g) Grant any loan to any director or officer;

          (h) Grant any severance or termination pay to any director or officer;

          (i) Pay or agree to pay any special bonus or special remuneration to or for the benefit of any director or officer;

          (j) Except for Contracts that are terminable upon notice of one (1) year or less by the Company without any penalty or payment, enter into any agreement or arrangement relating to the design, development or manufacture of integrated circuits or any foundry manufacturing subcontractor agreement;

          (k) Accelerate the vesting schedule of any of the outstanding Company Options or Company Capital Stock; or

          (l) Take any action that would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

5.1 Registration Statement or Permit Application. As promptly as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent, a proxy statement (the "Proxy Statement"), and Parent will prepare and file either (a) a registration statement on Form S-4 (the "Registration Statement") filed with the SEC or (b) an application for a fairness hearing and permit (the "Permit Application") filed with the California Department of Corporations (the "Department of Corporations"), in which the Proxy Statement will be included as a prospectus or an exhibit, as applicable. The decision to file a Registration Statement or a Permit Application shall be made by Parent in its sole discretion. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement and the Registration Statement or Permit Application, as applicable, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement and the Registration Statement or Permit Application, as applicable. Each of the Company and Parent shall use its respective reasonable best efforts to respond to any comments of the SEC or Department of Corporations, as applicable, and have the Registration Statement declared effective under the Securities Act or the Permit Application approved and issued, as applicable, as promptly as practicable after such filing. The Company will cause the Proxy Statement to be mailed to the Shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC or the permit is issued by the Department of Corporations, as applicable. As promptly as practicable after the date of this Agreement, the Company and Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or the Department of Corporations, as applicable, or their respective staff and of any request by the SEC or the Department of Corporations, as applicable, or their respective staff or any other government officials for amendments or supplements to the Registration Statement or Permit Application, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or the Department of Corporations, as applicable, or their respective staff or any other government officials, on the other hand, with respect to the Registration Statement or Permit Application, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement or Permit Application, as applicable, and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or Permit Application, as applicable, or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or the Department of Corporations, as applicable, or their respective staff or any other government officials, and/or mailing to the Shareholders, such amendment or supplement.

5.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, (b) all other information concerning the business, properties and personnel (other than their identities) (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request and
(c) all key employees of the Company as identified by Parent; provided however that the Company shall not be required to provide any information to Parent hereunder that could reasonably be believed to affect the Company's ability effectively to compete with Parent should the transactions contemplated hereby fail to be consummated (e.g., design specifications, product strategy, etc.). The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including by returns and supporting documentation) promptly upon request. Parent shall provide the Company with copies of such publicly available information about Parent as the Company may request. Parent shall allow any executive officer of the Company reasonable access to the Chief Financial Officer of Parent to make inquiries and request and receive information in respect of Parent or Sub deemed by such Chief Financial Officer in the exercise of his judgment to be reasonably requested by the Company in the context of the transactions provided for herein and to be similar in nature to the information previously provided by the Company to Parent. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.3 Confidentiality. Subject to Section 5.5 hereof, each of the parties hereto agrees that the information obtained in any investigation pursuant to Section
5.2 or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby shall be governed by the terms of the Mutual Confidentiality Agreement dated as of August 31, 1998 between the Company and Parent (the "Non-Disclosure Agreement").

5.4 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

5.5 Public Disclosure. Unless otherwise required by law, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent prior to release, provided that such approval shall not be unreasonably withheld, subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws and the rules and regulations of any national securities exchange.

5.6 Consents. The Company shall use its commercially reasonable efforts to obtain the consents, waivers, assignments and approvals under any of the Contracts as may be required in connection with the Merger so as to preserve for the Surviving Corporation all rights of, and benefits to, the Company under such Contracts.

5.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

5.9 Notification of Certain Matters. The Company and the Parent shall give prompt notice to one another of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such entity contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of such entity to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case such that the condition set forth in Section 6.3(a), 6.3(e) or 6.2(a), as applicable, would not be satisfied; provided, however, that the delivery of any notice pursuant to this
Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company or Parent pursuant to this Section 5.9, however, shall be deemed to amend or supplement the Disclosure Schedule or Parent Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.10 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

5.11 Employee Plans; Employees. The Company agrees (i) to cause its 401(k) plan to terminate effective as of the day immediately preceding the Closing Date and
(ii) to cause all of its other Employee Plans to terminate as soon as practicable following the Closing, unless Parent in its sole discretion determines before such time to maintain such plans.

5.12 Employee Compensation. Each employee of the Company who remains an employee of Parent after the Effective Time shall be eligible to receive salary and benefits (such as medical benefits, bonuses, 401(k) and stock options) consistent with Parent's standard Human Resource policies.

5.13 Affiliate Agreements. Schedule 5.13 sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. Each of the Company and Parent has delivered or shall cause to be delivered to the other, concurrently with the execution of this Agreement, from each of their respective Affiliates, an executed Affiliate Agreement in the forms attached as Exhibit G and Exhibit H, respectively, which shall include a covenant that each Affiliate, subject to certain exceptions, shall not sell, transfer or otherwise dispose of any shares of Parent Common Stock until Parent has published financial statements containing at least 30 days of combined financial results of Parent and the Company. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

5.14 No Actions Inconsistent With Tax-Free Reorganization. Parent, Sub and the Company shall (and, following the Effective Time, Parent shall cause the Company to) take no action with respect to the Capital Stock, assets or liabilities of the Company that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

5.15 NYSE Listing. Parent agrees to authorize for listing on the NYSE the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

5.16 Regulatory Filings. As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. The Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings, (b) cooperate and coordinate with the other to supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate, and
(c) use their reasonable efforts to facilitate approval of the Merger by the FTC and the DOJ and under the HSR Act; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company or its subsidiaries or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties or stock.

5.17 Form S-8. As of the date of this Agreement, Parent represents and warrants that it is eligible to register shares on Form S-8. If available for use by Parent, Parent shall file a registration statement on Form S-8 to register shares of Parent Common Stock issuable upon exercise of assumed Company Options within 45 days after the Closing Date, and shall use its reasonable efforts to maintain the effectiveness of such registration statement consistent with Parent's practice with similar registration statements related to employee stock plans.

5.18 Company's Auditors. The Company will use its commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations, and (ii) the review of any Company audit or review work papers for up to the past three (3) years, including the examination of selected interim financial statements and data.

5.19 Shareholder Approval. As promptly as practicable after the execution of this Agreement and consistent with Section 5.1 of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to the Shareholders for approval and adoption as provided by California Law and its Articles of Incorporation and Bylaws. The Company shall use its reasonable best efforts to solicit and obtain the consent of the Shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Shareholders shall be subject to review and approval by Parent and include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company regarding the Merger and this Agreement. The Company shall deliver to Parent, concurrently with the execution of this Agreement, executed Voting Agreements in the form attached hereto as Exhibit A from the persons and entities listed on Schedule 5.19 hereto.

5.20 Pooling Accounting. Parent and the Company shall each use its reasonable best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of Parent and the Company shall use its reasonable best efforts to cause its respective employees, directors, stockholders and affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. Neither Parent nor the Company shall take any action, including the acceleration of vesting of any options, warrants, restricted stock or other rights to acquire shares of the capital stock of the Company, which reasonably would be expected to (i) interfere with Parent's ability to account for the Merger as a pooling of interests or (ii) jeopardize the tax-free nature of the reorganization hereunder.

5.21 Indemnification. From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to indemnification agreements in the form attached as an exhibit to the Disclosure Schedule between the Company and its directors and officers existing prior to the date hereof. Parent shall (i) assume as of the Effective Time all obligations of the Company pursuant to the Company's Articles of Incorporation and Bylaws as they are in effect on the date hereof and (ii) pay all amounts that become due and payable under such provisions. This Section
5.21 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the indemnified parties.

5.22 Termination of Contracts. The Company shall use its commercially reasonable efforts to terminate the Investors' Rights Agreement dated November 18, 1997, and all employment and consulting agreements between the Company and Ilbok Lee, Daniel Feier, Chen Wang, Bassam R. Nakib and Kuang Yu Chen immediately prior to the Closing and to obtain full releases of liability in connection with such agreements; provided, however, that all provisions of such employment and consulting agreements relating to confidentiality and invention assignment shall not be terminated and shall survive the termination of such agreements indefinitely.

5.23 CEO and CFO Responsibility. The CEO and CFO hereby agree to send correspondence to each of the officers and directors of the Company no later than three (3) days after the date of this Agreement in the form of Schedule
5.23 to this Agreement.

5.24 Employment Policy. Parent and the Company will adopt and maintain in effect from the Closing for a minimum period of twenty-four (24) months thereafter an employment policy applicable to all employees of the Company other than Ilbok Lee, or in the event that Ilbok Lee is not employed by Parent or the Company, CW that will provide there will be (i) no reduction in salary for any such employee, (ii) no material reduction in the aggregate benefits and perquisites offered to any such employee, (iii) no relocation of such employee to a facility outside the San Francisco Bay Area, and (iv) no termination of such employee, in each case unless approved by both the chief executive officer of Parent and Ilbok Lee. Notwithstanding the preceding sentence, (i) in the event that Ilbok Lee is not employed by Parent or the Company, such reduction, relocation or termination shall required the approval of the chief executive officer of Parent and Chen Wang and (ii) in the event that Parent implements a company-wide human resources action, the Company will be treated in a manner consistent with Parent's employees. (For example, if Parent implements a five (5%) percent salary reduction for all its employees, the Company's employees will be treated in a manner consistent with Parent's employees.)

5.25 Shareholder and Optionholder List. At least three (3) days prior to the Closing, the Company shall deliver to Parent (i) a list of the names and addresses of the holders of Company Capital Stock and the amounts held by such holders as of the Effective Time and (ii) a list of the names and addresses of the holders of Company Options and Company Warrants and the vesting schedule and grant dates for each such Company Option outstanding as of the Effective Time.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following condition:

          (a) Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law and the Company's Articles of Incorporation, by the Shareholders of the Company.

          (b) Tax Opinions. The Company and Parent shall each have received written opinions from their respective counsel, Venture Law Group and Wilson Sonsini Goodrich & Rosati, Professional Corporation, to the effect that the Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code; provided, however, that if the counsel to either the Company or Parent does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to execute and deliver Tax Representation Letters in the form attached as Exhibit J hereto to such counsel for the purpose of rendering such opinions.

          (c) Registration Statement Effective or Permit Application Approved; Proxy Statement. The SEC shall have declared the Registration Statement effective or the Department of Corporations shall have approved the Permit Application and issued the permit requested thereunder, as applicable. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement or Permit Application shall have been initiated or threatened in writing by the SEC or Department of Corporations, as applicable.

          (d) HSR Act. All waiting periods under the HSR Act relating to the transactions contemplated hereby have expired or been terminated early.

6.2 Conditions to Obligations of Company. The obligation of the Company to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the
Company:

          (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Sub in this Agreement are true and correct in all material respects as of the date hereof (without giving effect to any materiality or Material Adverse Effect qualifications therein) and, except to the extent such representations and warranties speak as of an earlier date, shall be true and correct as of the Effective Time as though such representations and warranties were made on and as of such time (without giving effect to any materiality or Material Adverse Effect qualifications therein) and each of Parent and Sub shall have performed and complied with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time; provided, however, that if any inaccuracies or breaches in any such representations and warranties and any failure to perform and comply with such covenants, in the aggregate (without giving effect to any materiality or Material Adverse Effect qualifications therein), have not caused and would not reasonably be likely to cause Parent to incur a liability in excess of $90,000,000 or have not had and would not reasonably be likely to have an adverse impact on the business, assets (including intangible assets), results of operations or financial condition of Parent in excess of $90,000,000, this condition will be deemed to have been satisfied; provided further, that for purposes of this Section 6.2(a), any change, event, effect or condition on the business, assets, condition or results of operation of Parent (x) that is primarily attributable to the Merger or the announcement or effects of announcement of the Merger or (y) relating to a degradation of revenues and profits as a result of business operations of Parent after the date of this Agreement shall be disregarded.

          (b) No Material Adverse Changes or Effect. Since the date of this Agreement, there has occurred no change, event, effect or condition that has caused or is reasonably likely to cause Parent to incur a liability in excess of $90,000,000 or has or is reasonably likely to have an adverse impact on the business, assets (including intangible assets), results of operations, or financial condition of Parent in excess of $90,000,000; provided, however, that, for purposes of this Section 6.2(b), any change, event, effect or condition on the business, assets, condition or results of operation of Parent (x) that is primarily attributable to the Merger or the announcement or effects of announcement of the Merger or (y) relating to a degradation of revenues and profits as a result of business operations of Parent after the date of this Agreement shall be disregarded.

          (c) Legal Opinion. At or prior to the Closing, Wilson Sonsini Goodrich & Rosati, Professional Corporation, shall execute and deliver to the Company a legal opinion in the form of Exhibit E-2 hereto.

6.3 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement are true and correct in all material respects as of the date hereof (without giving effect to any materiality or Material Adverse Effect qualifications therein) and, except to the extent such representations and warranties speak as of an earlier date, shall be true and correct as of the Effective Time as though such representations and warranties were made on and as of such time (without giving effect to any materiality or Material Adverse Effect qualifications therein) and the Company shall have performed and complied with all covenants and obligations required to be performed and complied by with it as of the Effective Time; provided however that if any inaccuracies or breaches in any such representations and warranties and any failure to perform and comply with such covenants, in the aggregate (without giving effect to any materiality or Material Adverse Effect qualifications therein), have not caused and would not reasonably be likely to cause the Company to incur a liability in excess of the Determination Amount or have not had and would not reasonably be likely to have an adverse impact on the business, assets (including intangible assets), results of operations or financial condition of the Company in excess of the Determination Amount, this condition will be deemed to have been satisfied; provided further that, for purposes of this Section 6.3(a), any change, event, effect or condition on the business, assets, condition or results of operation of the Company that is (x) primarily attributable to the Merger or the announcement or effects of announcement of the Merger or (y) relating to a degradation of revenues and profits as a result of business operations of the Company after the date of this Agreement shall be disregarded.

          (b) No Material Adverse Changes or Effect. Since the date of this Agreement, there has occurred no change, event, effect or condition that has caused or is reasonably likely to cause the Company to incur a liability in excess of the Determination Amount or has or is reasonably likely to have an adverse impact on the business, assets (including intangible assets), results of operations, or financial condition of the Company in excess of the Determination Amount; provided, however, that, for purposes of this Section 6.3(b), any change, event, effect or condition on the business, assets, condition or results of operation of the Company (x) that is primarily attributable to the Merger or the announcement or effects of announcement of the Merger or (y) relating to a degradation of revenues and profits as a result of business operations of the Company after the date of this Agreement shall be disregarded.

          (c) Shareholder Approval; Dissenters. Shareholders holding at least ninety percent (90%) of the Company Capital Stock, including not less than a majority of the outstanding Company Common Stock and a majority of the outstanding Company Preferred Stock, including at least 66.7% of the Series D Preferred Stock of the Company, shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby.

          (d) Opinions of Accountants. Parent shall have received (i) from Ernst & Young LLP, independent auditors for the Company, a copy of a letter addressed to the Company dated as of the Closing Date in substance reasonably satisfactory to Parent (which may contain customary qualifications and assumptions) to the effect that Ernst & Young LLP concurs with Company management's conclusion that no conditions exist related to the Company that would preclude Parent from accounting for the Merger as a "pooling-of-interests" and (ii) from PricewaterhouseCoopers LLP, independent accountants for Parent, a letter dated as of the Closing Date in substance reasonably satisfactory to Parent (which may contain customary qualifications and assumptions) to the effect that PricewaterhouseCoopers LLP concurs with Parent management's conclusion that no conditions exist related to Parent that would preclude Parent from accounting for the Merger as a "pooling-of-interests."

          (e) Knowing or Intentional Breaches of Covenants. Neither the CEO nor the CFO has knowingly and willfully breached or knowingly and intentionally breached, nor has the CEO, the CFO or the Board of Directors of the Company authorized any person to breach, any of the covenants or agreements contained in Sections 4.2, 4.3, 5.1 or 5.23 hereof; provided, however that nothing contained herein or elsewhere in this Agreement shall be deemed to create any personal liability on the CEO, CFO or any member of the Board of Directors of the Company.

          (f) Legal Opinion. At or prior to the Closing, Venture Law Group shall execute and deliver to Parent a legal opinion in the form of Exhibit E-1 hereto.

6.4 Closing Deliverables. At the Closing, each of the following transactions shall occur:

          (a) Company Performance. At the Closing, the Company shall deliver to Parent and Sub the following:

             (i) Certificate of the Company. A certificate executed on behalf of the Company by its Chief Executive Officer to the effect that, as of the Effective Time, (i) all representations and warranties of the Company in this Agreement are true and correct in all material respects as of the date hereof (without giving effect to any materiality or Material Adverse Effect qualifications therein) and, except to the extent such representations and warranties speak as of an earlier date, shall be true and correct as of the Effective Time as though such representations and warranties were made on and as of such time (without giving effect to any materiality or Material Adverse Effect qualifications therein) and the Company shall have performed and complied with all covenants and obligations required to be performed and complied by with it as of the Effective Time, except where any inaccuracies or breaches in any such representations and warranties and any failure to perform and comply with such covenants, in the aggregate (without giving effect to any materiality or Material Adverse Effect qualifications therein), have not caused and would not reasonably be likely to cause the Company to incur a liability in excess of the Determination Amount or have not had and would not reasonably be likely to have an adverse impact on the business, assets (including intangible assets), results of operations or financial condition of the Company in excess of the Determination Amount; provided, however, that, for purposes of this Section 6.3(a), any change, event, effect or condition on the business, assets, condition or results of operation of the Company that is (x) primarily attributable to the Merger or the announcement or effects of announcement of the Merger or (y) relating to a degradation of revenues and profits as a result of business operations of the Company after the date of this Agreement shall be disregarded and (ii) the provisions set forth in Section 6.3(b) and (c) have been satisfied.

             (ii) Certificates of Good Standing. Certificates of compliance or certificates of good standing of the Company as of the most recent practicable date from the appropriate governmental authority of the jurisdiction of its incorporation and any other jurisdiction where the Company is or is required to be qualified to do business.

             (iii) Secretary's Certificate. A certificate of the Secretary of the Company including the Board of Directors and shareholder resolutions approving this Agreement and the transactions contemplated hereby, a certified copy of the Articles of Incorporation and Bylaws, each as in effect as of the Closing Date.

          (b) Parent and Sub Performance. At the Closing, Parent and Sub shall deliver to the Company the following:

             (i) Certificate of Parent. A certificate executed on behalf of Parent by an Executive Vice President to the effect that, as of the Effective Time, (i) all representations and warranties of Parent and Sub in this Agreement are true and correct in all material respects as of the date hereof (without giving effect to any materiality or Material Adverse Effect qualifications therein) and, except to the extent such representations and warranties speak as of an earlier date, shall be true and correct as of the Effective Time as though such representations and warranties were made on and as of such time (without giving effect to any materiality or Material Adverse Effect qualifications therein) and each of Parent and Sub shall have performed and complied with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time, except where any inaccuracies or breaches in any such representations and warranties and any failure to perform and comply with such covenants, in the aggregate (without giving effect to any materiality or Material Adverse Effect qualifications therein), have not caused and would not reasonably be likely to cause Parent to incur a liability in excess of $90,000,000 or have not had and would not reasonably be likely to have an adverse impact on the business, assets (including intangible assets), results of operations or financial condition of Parent in excess of $90,000,000; provided, however, that for purposes of this Section 6.2(a), any change, event, effect or condition on the business, assets, condition or results of operation of Parent that is (x) primarily attributable to the Merger or the announcement or effects of announcement of the Merger or (y) relating to a degradation of revenues and profits as a result of business operations of the Company after the date of this Agreement shall be disregarded and (ii) the provision set forth in Section 6.2(b) has been satisfied.

             (ii) Certificates of Good Standing. Certificates of compliance or certificates of good standing of Parent and Sub as of the most recent practicable date from the appropriate governmental authority of the jurisdiction of their respective incorporation.

             (iii) Secretary's Certificate. A certificate of the Secretary of Parent including the Board of Directors resolutions approving this Agreement and the transactions contemplated hereby, a certified copy of the Certificate of Incorporation and Bylaws, each as in effect as of the Closing Date.

          (c) CEO and CFO Performance. At the Closing, the CEO and the CFO shall deliver to Parent a certificate executed on by each of the CEO and CFO to the effect that, as of the Effective Time, the condition set forth in Section 6.3(e) has been satisfied; provided, however, that nothing contained herein or elsewhere in this Agreement shall be deemed to create any personal liability on the CEO or CFO.

                                  ARTICLE VII

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1 Survival of Representations and Warranties. The Company's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on the earlier of (i) the date of the auditor's report for the first audit of Parent's financial statements reflecting combined operations of Parent and the Surviving Corporation following the Closing Date or
(ii) the twelve (12) month anniversary of the Closing Date. All of the Parent's and Sub's representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time. Nothing in this Section 7.1 limits the Shareholders' rights under applicable securities laws.

7.2 Indemnification. The Company and the Shareholders agree to indemnify and hold Parent and its officers, directors and affiliates harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement (assuming for purposes hereof that references to materiality and Material Adverse Effect contained in such representations and warranties are disregarded) or (ii) any failure by the Company to perform or comply with any covenant contained in this Agreement (assuming for purposes hereof that references to materiality and Material Adverse Effect contained in such representations and warranties are disregarded). The Shareholders shall not have any right of contribution from the Company with respect to any Loss claimed by Parent, its officers, directors or affiliates after the Effective Time.

7.3  Escrow Arrangements.

(a) Escrow Fund. As security for the indemnity provided for in Section 7.2 hereof and by virtue of this Agreement, the Company and the Shareholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (as defined below) (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Escrow Amount) without any act of the Company or any Shareholders. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Shareholders, will be deposited with U.S. Bank Trust, N.A. (or other institution acceptable to Parent and the Securityholder Agent (as defined in Section 7.3(g) below)) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and, subject to the provisions of Section 7.3(f)(iii) at Parent's sole cost and expense. Nothing herein shall limit the liability of the Parent or the Company for any breach of any representation, warranty, or covenant contained in this Agreement if the Merger does not close. Parent may not receive any shares from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph (d)(i) below) identifying Losses in excess of $2,000,000 have been delivered to the Escrow Agent as provided in paragraph (d) below (which amount cannot include any individual Loss of $15,000 or less); provided, however, that with respect to Losses relating to inaccuracies or breaches of the representations and warranties set forth in Sections 2.3, 2.13 or 2.20 or the agreement set forth in
Section 1.6(h), the aforementioned $2,000,000 and $15,000 thresholds shall not be applicable for purposes of claims of Losses against the Escrow Amounts. "Escrow Amount" shall mean the number of shares of Parent Common Stock equal to ten percent (10%) of the shares issued in exchange for Company Capital Stock pursuant to this Agreement.

(b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., P.S.T., on the date that is the earlier of (i) the date of the auditor's report for the first audit of Parent's financial statements reflecting combined operations of Parent and the Surviving Corporation following the Closing Date or (ii) the twelve (12) month anniversary of the Closing Date (the "Escrow Period"); provided that the Escrow Period shall not terminate with respect to such remaining portion of the Escrow Fund (or some portion thereof) that in the reasonable judgment of Parent, subject to the objection of the Securityholder Agent (as defined in Section 7.3(g) below) and the subsequent arbitration of the matter in the manner provided in Section 7.3(f) hereof, is necessary to satisfy (x) any then pending unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the termination of the Escrow Period and (y) any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved and all Third Party Expenses have been paid pursuant to Section 5.4 hereof, the Escrow Agent shall deliver to the Shareholders the remaining portion of the Escrow Fund not required to satisfy such claims and Third Party Expenses. Deliveries of Escrow Amounts to the Shareholders pursuant to this Section 7.3(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

(c) Protection of Escrow Fund.

          (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

          (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

          (iii) Each Shareholder shall have voting rights and the right to distributions of dividends with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Shareholders (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock). As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the Shareholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such Shareholders. Parent shall show the Parent Common Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

(d) Claims Upon Escrow Fund.

          (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentations, breach of warranty or covenant to which such items is related, the Escrow Agent shall, subject to the provisions of this Section 7.3 (including Section 7.3(e) hereof), deliver to Parent out of the Escrow Fund as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses.

          (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund as indemnity pursuant to Section 7.3(b) and 7.3(d)(i) hereof, the shares of Parent Common Stock shall be valued at the closing sales price of Parent Common Stock as reported on the NYSE on the Closing Date.

(e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Securityholder Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.3(d) hereof unless the Escrow Agent shall have received written authorization from the Securityholder Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.3(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

(f) Resolution of Conflicts; Arbitration.

          (i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

          (ii) If no such agreement can be reached after good faith negotiation within ten (10) business days after the date the written objection of the Securityholder Agent is delivered to the Escrow Agent and Parent, either Parent or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Securityholder Agent shall each select one neutral and independent arbitrator, and the two arbitrators so selected shall select a third neutral and independent arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.3(e) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

          (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. The arbitrators shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

(g) Securityholder Agent of the Shareholders; Power of Attorney.

          (i) In the event that the Merger is approved, effective upon such vote, and without further act of any Shareholders, Norm Hall shall be appointed as agent and attorney-in-fact (the "Securityholder Agent") for each Shareholder of the Company (except such Shareholders, if any, as shall have perfected their dissenters' rights under California law), for and on behalf of Shareholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Securityholder Agent may not be removed unless holders of a majority interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Shareholders.

          (ii) The Securityholder Agent shall not be liable for any act done or omitted hereunder as Securityholder Agent while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

(h) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the Shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each and every such Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

(i) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Securityholder Agent of such claim, and the Securityholder Agent and the Shareholders of the Company shall be entitled, at their expense, to participate in any defense of such claim. Parent shall settle any such claim only with the consent of the Company; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

(j) Escrow Agent's Duties.

          (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Securityholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

          (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

          (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

          (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

          (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

          (vi) If any controversy arises between the Parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage.

          Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the Parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

          (vii) Parent agrees to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

          (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days' written notice to Parent and the Securityholder Agent; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the Parties shall use their reasonable best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the Parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(k) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation. The Parent promises to pay these sums upon demand.

(l) Exclusive Remedy.

          (i) The indemnity set forth in this Article VII and the Escrow Fund provided for herein shall apply only to breaches by the Company of any representation, warranty, covenant or agreement of the Company contained herein, by reason of any misrepresentation by the Company made in or pursuant to this Agreement. Except as provided in the following sentence, resort to the Escrow Fund shall be the exclusive right and remedy of Parent for such breaches or any claims, demand, actions or other causes of action brought against the Company or its shareholders, officers or directors. Notwithstanding the foregoing, the existence of this Article VII and the rights and restrictions set forth herein do not limit any other potential remedies of Parent with respect to any knowing and intentional or fraudulent breaches by the Company or its officers or directors of the representations and warranties or covenants of the Company contained in this Agreement.

          (ii) Notwithstanding anything in this Article VII to the contrary, the maximum amount of the Company's and the Shareholders' indemnification obligations with respect to any Losses relating to inaccuracies or breaches of the representations and warranties set forth in Section 2.13 shall be limited to $3,000,000 (assuming for purposes hereof that references to materiality and Material Adverse Effect contained in such representations and warranties are disregarded), and any losses, liabilities, damages, deficiencies, costs or expenses in excess of such amount shall not be deemed Losses for the purposes of this Article VII. Notwithstanding anything in this Article VII to the contrary, the maximum amount of the Company's and the Shareholders' indemnification obligations with respect to any Losses relating to inaccuracies or breaches of the representations and warranties set forth in
     Section 2.20 shall be limited to $3,000,000 (assuming for purposes hereof that references to materiality and Material Adverse Effect contained in such representations and warranties are disregarded), and any losses, liabilities, damages, deficiencies, costs or expenses in excess of such amount shall not be deemed Losses for the purposes of this Article VII.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time only:

          (a) by mutual consent of the Company and Parent;

          (b) Parent or the Company if: (i) the Effective Time has not occurred by June 30, 1999; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or
     (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

          (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's or Sub's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

          (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company such that the condition set forth in Section 6.3(a) or 6.3(e) would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice to the Company; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

          (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Sub such that the condition set forth in Section 6.2(a) would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

          Where action is taken to terminate this Agreement pursuant to this
     Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and, except as otherwise provided in Section 8.3, there shall be no liability or obligation on the part of Parent, Sub or the

Company, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; provided further that, the provisions of Sections 5.3 (confidentiality), 5.4 (expenses) and 5.5 (public disclosure), and Articles VIII and IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3  Loan.

(a) Upon delivery to the Escrow Agent of the Payment Certificate (as defined in the Escrow Agreement) pursuant to the provisions of Sections 4 and 5 of the Escrow Agreement, the Company shall receive the Loan (as defined in the Escrow Agreement) under the following circumstances (each a "Triggering Event"):

          (i) the Closing has not occurred; and

          (ii) this Agreement is terminated for any or no reason so long as such termination is pursuant to Section 8.1 above.

(b) In the event Parent has breached this Agreement at any time prior to termination of this Agreement, payment of the Loan pursuant to Section 8.3 hereof and the Escrow Agreement shall constitute liquidated damages and shall be the Company's sole and exclusive remedy for any damages arising under or in connection with this Agreement; provided that in the event of a breach by Parent of the covenant set forth in Section 5.3 hereof, or in the event Parent asserts any claim for any loss, cost, damages or expenses against the Company or its officers, directors, shareholders or agents in connection with this Agreement, no such limitation of damages shall apply.

8.4 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent, Sub and the Company.

8.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail will not be deemed given until received:

        (a) if to Parent or Sub, to:

                  Cypress Semiconductor Corporation
                  3901 North First Street
                  San Jose, California 95134
                  Attention: Chief Executive Officer
                  Telephone No.: (408) 943-2611
                  Facsimile No.: (408) 943-6822

                  with a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  Professional Corporation
                  650 Page Mill Road
                  Palo Alto, California 94304
                  Attention: Barry E. Taylor, Esq.
                  Daniel R. Mitz, Esq.
                  Telephone No.: (650) 493-9300
                  Facsimile No.: (650) 493-6811

        (b) if to the Company, to
                  IC Works, Inc.
                  3725 North First Street
                  San Jose, California 95134
                  Attention: President
                  Telephone No.: (408) 922-0202
                  Facsimile No.: (408) 922-0835

                  with a copy to:

                  Venture Law Group
                  2800 Sand Hill Road
                  Menlo Park CA 94062
                  Attention: Tae Hea Nahm, Esq.
                  Telephone No.: (650) 854-4488
                  Facsimile No.: (650) 233-8386

9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when

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one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) except as contemplated by Section
5.21 are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law), except that Parent and Sub may assign their respective rights hereunder to their respective affiliates, provided that no such assignment shall relieve Parent or Sub of their respective obligations hereunder.

9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consent to exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based on or arising out of this Agreement or the matters contemplated hereby (other than as expressly provided in Article VII), agrees that process may be served on them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed, all as of the date first written above.

CYPRESS SEMICONDUCTOR
CORPORATION
/s/ Cypress Semiconductor Corporation

CY ACQUISITION CORPORATION
/s/ CY Acquisition Corporation

SECURITYHOLDER AGENT
/s/ Norman T. Hall

IC WORKS, INC.
/s/ IC WORKS, Inc.

ESCROW AGENT
/s/ U.S. Bank Trust, N.A.

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